Exhibit 99.1

NEWS RELEASE

Warner Chilcott Reports Operating Results for the Quarter ended March 31, 2008 and Updates 2008 Full Year Guidance

Growth of promoted products and reduced operating costs drive solid earnings growth.

ST. DAVID’S, BERMUDA, MAY 9, 2008 — Warner Chilcott Limited (NASDAQ: WCRX) today announced its results for the quarter ended March 31, 2008. Revenue in the quarter ended March 31, 2008 totaled $229.5 million, an increase of 5.1%, over the prior year quarter. The primary drivers of the increase in revenue were the net sales of our promoted products LOESTRIN 24 FE, DORYX, TACLONEX and FEMCON FE, which together contributed $34.4 million of revenue growth for the quarter ended March 31, 2008 compared to the prior year quarter. The growth delivered by these products was offset primarily by a significant decline in ESTROSTEP FE revenue due to generic competition.

The Company reported net income of $33.7 million ($0.13 per diluted share) in the quarter ended March 31, 2008, compared with a net loss of $4.5 million ($0.02 per diluted share) in the prior year quarter. Cash net income (“CNI”) in the quarter ended March 31, 2008 was $82.9 million, an increase of $31.9 million, compared to $51.0 million in the prior year quarter.

References in this release to “cash net income” or “CNI” mean the Company’s net income/(loss) adjusted for the after-tax effects of two non-cash items: amortization of intangible assets and amortization (or write-off) of deferred loan costs related to the Company’s debt. Reconciliations from the Company’s reported results in accordance with US GAAP to cash net income, adjusted cash net income and adjusted EBITDA for all periods are presented in the tables at the end of this press release.

Revenue

Revenue in the quarter ended March 31, 2008 was $229.5 million, an increase of $11.1 million, or 5.1%, over the prior year quarter. The primary drivers of the increase in revenue were the net sales of our promoted products LOESTRIN 24 FE, DORYX, TACLONEX and FEMCON FE, which together contributed $34.4 million of revenue growth for the quarter ended March 31, 2008, compared to the same quarter last year.

Changes in the net sales of our products are a function of a number of factors including changes in: market demand, gross selling prices, sales-related deductions from gross sales to arrive at net sales and the levels of inventories of our products held by our customers. We use IMS estimates of filled prescriptions for our products as a proxy for market demand.

Sales of our oral contraceptive products decreased $0.9 million, or 1.5%, in the quarter ended March 31, 2008, compared with the prior year quarter. LOESTRIN 24 FE generated revenues of $46.9 million in the quarter ended March 31, 2008, an increase of 36.2% compared with $34.4 million in the prior year quarter. The increase in LOESTRIN 24 FE net sales was primarily due to an increase in filled prescriptions of 53.3% over the prior year quarter and, to a lesser extent, higher average selling prices. The impact of such increases was partially offset by a contraction of pipeline inventories of LOESTRIN 24 FE relative to the first quarter of last year. We introduced and began commercial sales of FEMCON FE in the second half of 2006, but did not initiate promotional efforts in support of the product until April 2007. The product generated revenues of $10.8 million in the quarter ended March 31, 2008 compared to $5.0 million in the prior year quarter. The increase in FEMCON FE net sales was primarily due to an increase in filled prescriptions of 122.3% over the prior year quarter and, to a lesser extent, higher average selling prices. ESTROSTEP FE net sales decreased $17.3 million, or 78.7%, in the quarter ended March 31, 2008, compared to the same quarter last year. The decrease in ESTROSTEP FE net sales was primarily due to a 78.5% decline in filled prescriptions in the first quarter as a result of the introduction of generic versions of ESTROSTEP FE in the fourth quarter of 2007, including our authorized generic Tilia™ FE. Our revenue from sales of Tilia™ FE partially offset the revenue decline in ESTROSTEP FE.

Sales of our dermatology products increased $7.4 million, or 7.5%, in the quarter ended March 31, 2008, compared to the prior year quarter. Sales of DORYX increased $8.4 million, or 31.4%, in the quarter ended March 31, 2008 primarily due to higher average selling prices compared to the prior year quarter and, to a lesser extent, a 2.6% increase in filled prescriptions and an expansion of pipeline inventories of DORYX relative to the prior year quarter. Sales of TACLONEX increased $7.7 million, or 26.4%, to $36.9 million in the quarter ended March 31, 2008, compared to $29.2 million in the prior year quarter. Sales of TACLONEX, increased primarily due to a 16.5% increase in filled prescriptions in the quarter ended March 31, 2008 compared to the prior year quarter. Sales of DOVONEX decreased by $8.7 million, or 20.9%, in the quarter ended March 31, 2008 compared with the prior year quarter. The decline was due to a decrease in filled prescriptions of 22.2% and a contraction of pipeline inventories, offset partially by higher selling prices, compared with the prior year quarter.

Sales of our hormone therapy products increased $5.2 million, or 14.6%, in the quarter ended March 31, 2008, compared with the prior year quarter. Sales of ESTRACE CREAM increased $3.5 million, or 22.5%, in the quarter ended March 31, 2008 compared to the prior year quarter primarily due to higher average selling prices. Filled prescriptions for ESTRACE CREAM were flat in the quarter ended March 31, 2008, compared with the prior year quarter. Sales of FEMHRT increased $2.8 million, or 21.3%, in the quarter ended March 31, 2008 compared to the prior year quarter due to higher average selling prices and an expansion of pipeline inventories, offset partially by an 11.9% decrease in filled prescriptions.

Cost of Sales (excluding amortization of intangible assets)

Cost of sales decreased $2.8 million, or 5.6%, in the quarter ended March 31, 2008, compared with the prior year quarter. The quarter ended March 31, 2007 included a $3.6 million expense relating to the write-off of inventories of certain DOVONEX products which were not sold due to a shift in our marketing strategies relating to DOVONEX. Excluding this expense in the quarter ended March 31, 2007, cost of sales increased $0.8 million, or 1.7%, compared to the prior year quarter. Our gross profit margin, as a percentage of total revenue, excluding the expense related to certain DOVONEX products in the quarter ended March 31, 2007, increased to 79.2% in the current year quarter from 78.5% in the prior year quarter. Our gross profit margins, as a percentage of total revenue, fluctuate due to a number of factors, primarily the mix of products sold.

Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses for the quarter ended March 31, 2008 were $55.2 million, a decrease of $22.7 million, or 29.1%, from $77.9 million in the prior year quarter. Advertising and promotion expenses for the quarter ended March 31, 2008 decreased $14.1 million, or 44.9%, compared with the prior year quarter primarily due to a $7.3 million decrease in direct-to-consumer advertising and an overall decrease in promotional spending. Selling and distribution expenses for the quarter ended March 31, 2008 increased $1.9 million, or 8.6%, over the prior year quarter primarily due to the expansion of our field sales forces in the first half of 2007 to support the initiation of promotional activities for FEMCON FE. General, administrative and other (“G&A”) expenses in the quarter ended March 31, 2008 decreased $10.5 million, or 42.2%, over the prior year quarter. The decrease in G&A is primarily due to a reduction in legal expenses of $9.8 million in the quarter ended March 31, 2008 as compared to the prior year quarter. The quarter ended March 31, 2007 included a $7.5 million expense related to the settlement of a class action lawsuit in connection with the Company’s OVCON 35 litigation.

Research and Development (“R&D”)

Our investment in R&D for the quarter ended March 31, 2008 was $12.2 million, an increase of $4.8 million, or 63.9%, compared with the prior year quarter. The increase in R&D activities was mainly due to costs incurred for clinical studies relating to two oral contraceptives as well as new projects which were initiated towards the end of 2007. We completed the enrollment of the clinical study for a new low-dose oral contraceptive in July 2007 and completed the enrollment for another clinical study for a second new oral contraceptive in December 2007. Our product development activities are mainly focused on improvements to our existing products, new and enhanced dosage forms and new products delivering compounds which have been previously shown to be safe and effective.

Net Interest Expense

Net interest expense for the quarter ended March 31, 2008 was $24.0 million, a decrease of $6.9 million, or 22.4%, from $30.9 million in the prior year quarter. Included in net interest expense in the quarter ended March 31, 2007 was $1.3 million relating to the write-off of deferred loan costs associated with the optional prepayment of $60.0 million of our senior secured credit facility. We did not make any optional prepayments of debt during the quarter ended March 31, 2008. The decrease in net interest expense in the 2008 period was primarily the result of cumulative reductions in outstanding debt during 2007 which reduced the average debt balance outstanding from $1,550.8 million in the quarter ended March 31, 2007 to $1,200.2 million in the quarter ended March 31, 2008. The cumulative reduction in the average debt level is the result of optional prepayments made using cash flows from operations and cash on hand, net of investing activities.

Income taxes

Our effective tax rate for the quarter ended March 31, 2008 was 10.7%. In February 2008, the Company’s U.S. operating entities entered into an Advanced Pricing Agreement (“APA”) with the Internal Revenue Service (“IRS”) covering the calendar years 2006 through 2010. The APA is an agreement with the IRS that specifies the agreed upon terms under which the Company’s U.S. entities are compensated for services provided on behalf of its non-U.S. entities. The APA provides the Company with greater certainty with respect to the mix of its pre-tax income in the various tax jurisdictions in which it operates.

Net Income and Cash Net Income

For the quarter ended March 31, 2008, reported net income was $33.7 million, or $0.13 per share, and CNI was $82.9 million, or $0.33 per share, based on 250.6 million diluted Class A common shares outstanding. In calculating CNI, we add back the after-tax impact of the amortization of intangible assets and the amortization and write-off of deferred financing costs. These items are tax-effected at the estimated marginal rates attributable to them. In the quarter ended March 31, 2008, the marginal tax rate associated with the amortization of intangible assets was 8.9% and the marginal tax rate for amortization and write-off of deferred financing costs was 16.5%.

Liquidity, Balance Sheet and Cash Flows

As of March 31, 2008, our cash and cash equivalents totaled $16.2 million and our total debt outstanding was $1,198.2 million. There were no borrowings outstanding under the revolving portion of our senior secured credit facility. We used $(2.7) million of cash from operating activities in the quarter ended March 31, 2008, compared with $58.0 million of cash provided by operating activities in the prior year quarter, a decrease of $60.7 million. During the quarter ended March 31, 2008 we made payments in respect of income taxes totaling $69.3 million as compared to $0.2 million in the prior year quarter. The payments made during the quarter ended March 31, 2008 were made primarily based upon: (1) estimates of the amounts payable in connection with the anticipated final settlement of U.S. federal tax audits for prior periods, (2) estimates of U.S. federal income taxes for the 2007 and 2008 tax years and (3) amended income tax returns for the 2006 tax year resulting from the APA signed with the IRS.

2008 Financial Guidance Update

Based on the first quarter results and current outlook for the remainder of 2008, the Company is updating its full year 2008 financial guidance. For 2008, the Company continues to anticipate revenue to be in the range of $935 to $945 million.

Total SG&A expenses are now expected to be in the range of $223 to $232 million, a decrease of $5 million from the original guidance given in January 2008. This reflects a decrease in estimated advertising and promotional expenses.

In addition, the Company now anticipates that its income tax provision in 2008 will be in the range of 5.5% to 6.5% of earnings before taxes and book amortization (“EBTA”). The guidance includes the Company’s latest estimate of pretax income by tax jurisdiction, as well as the impact of the Company’s recently signed APA with the IRS.

Based on the revised guidance, GAAP net income is expected to be in the range of $129 to $142 million. CNI, which adds back the after tax impact of book amortization of intangible assets and the amortization and write off of deferred financing costs, is expected to be in the range of $326 to $339 million. Using 251.0 million Class A common shares, the Company expects CNI per share to be in the range of $1.30 to $1.35 for the full year 2008.

Investor Conference Call

The Company is hosting a conference call; open to all interested parties, on Friday, May 9, 2008 beginning at 8:00 AM EST. The number to call within the United States and Canada is (877) 397-0297. Participants outside the United States and Canada should call (719) 325-4913. A replay of the conference call will be available from two hours after the call through midnight EST on May 23, 2008 and can be accessed by dialing (888) 203-1112 from within the United States and Canada or (719) 457-0820 from outside the United States and Canada. The replay ID number is 6773545.

The Company

Warner Chilcott is a leading specialty pharmaceutical company currently focused on the women’s healthcare and dermatology segments of the U.S. pharmaceuticals market. The Company is a fully integrated company with internal resources dedicated to the development, manufacturing and promotion of its products. WCRX-F

Forward Looking Statements

This press release contains forward-looking statements, including statements concerning our operations, our economic performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: our substantial indebtedness; competitive factors in the industry in which we operate (including the approval and introduction of generic or branded products that compete with our products); our ability to protect our intellectual property; a delay in qualifying our manufacturing facility to produce our products or production or regulatory problems with either third party manufacturers upon whom we may rely for some of our products or our own manufacturing facility; pricing pressures from reimbursement policies of private managed care organizations and other third party payors, government sponsored health systems, the continued consolidation of the distribution network through which we sell our products, including wholesale drug distributors and the growth of large retail drug store chains; the loss of key senior management or scientific staff; adverse outcomes in our outstanding litigation or an increase in the number of litigation matters to which we are subject; government regulation affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with whom we do business to obtain necessary regulatory approvals; our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing new products at favorable prices and marketing such new products; our ability to obtain regulatory approval and customer acceptance of new products, and continued customer acceptance of our existing products; changes in tax laws or interpretations that could increase our consolidated tax liabilities; the other risks identified in our Annual Report on Form 10-K for the year ended December 31, 2007; and other risks detailed from time-to-time in our public filings, financial statements and other investor communications.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in our forward-looking statements may not occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.

Reconciliations to GAAP Net Income / (Loss)

Cash Net Income and Adjusted Cash Net Income

To supplement its condensed consolidated financial statements presented in accordance with US GAAP, the Company is providing a summary to show the computation of CNI and adjusted cash net income to add back certain non-cash and one-time or nonrecurring charges. The Company believes that the presentation of CNI and adjusted cash net income provides useful information to both management and investors concerning the approximate impact of the above items. The Company also believes that considering the effect of these items allows management and investors to better compare the Company's financial performance from period-to-period, and to better compare the Company's financial performance with that of its competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with US GAAP.

Adjusted EBITDA

To supplement its condensed consolidated financial statements presented in accordance with US GAAP, the Company is providing a summary to show the computation of adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) taking into account certain charges that were taken during the quarters ended March 31, 2008 and 2007. The computation of adjusted EBITDA is based on the definition of EBITDA contained in the indenture governing the Company’s Senior Subordinated Notes due 2015.

Company Contact:	Rochelle Fuhrmann
Investor Relations
Rockaway, NJ, USA
973-442-3281
rfuhrmann@wcrx.com

WARNER CHILCOTT LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Quarter Ended
	Mar-31-08	Mar-31-07
REVENUE:
Product net sales	$223,700	$216,159
Other revenue	5,783	2,262

Total revenue	229,483	218,421

COSTS & EXPENSES:
Cost of sales (excludes amortization)	47,770	50,597
Selling, general and administrative	55,227	77,898
Research and development	12,180	7,432
Amortization of intangible assets	52,613	57,553
Interest (income)	(418)	(1,331)
Interest expense	24,436	32,275

INCOME / (LOSS) BEFORE TAXES	37,675	(6,003)
Provision / (benefit) for income taxes	4,017	(1,501)

NET INCOME / (LOSS)	$33,658	$(4,502)

Earnings (Loss) per share:
Class A – Basic	$0.13	$(0.02)

Class A – Diluted	$0.13	$(0.02)

RECONCILIATIONS:
Net income / (loss) – GAAP	$33,658	$(4,502)
+ Amortization of intangible assets, net of tax	47,906	52,607
+ Amortization of deferred loan costs, net of tax	1,302	2,904

Cash net income	$82,866	$51,009

Non-recurring, one-time charges included above (net of tax):
+ Expenses related to litigation settlements	—	7,350

ADJUSTED CASH NET INCOME	$82,866	$58,359

WARNER CHILCOTT LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

(Unaudited)

	As of March 31, 2008	As of December 31, 2007
ASSETS
Current assets:
Cash & cash equivalents	$16,239	$30,776
Accounts receivable, net	84,798	65,774
Inventories	60,737	54,031
Prepaid expenses & other current assets	79,976	65,735

Total current assets	241,750	216,316

Other assets:
Property, plant and equipment, net	59,551	57,453
Intangible assets, net	1,279,714	1,329,427
Goodwill	1,250,324	1,250,324
Other non-current assets	29,936	31,454

TOTAL ASSETS	$2,861,275	$2,884,974

LIABILITIES
Current liabilities:
Accounts payable	$19,366	$17,883
Accrued expenses & other current liabilities	143,343	196,362
Current portion of long-term debt	8,284	8,284

Total current liabilities	170,993	222,529

Other liabilities:
Long-term debt, excluding current portion	1,189,884	1,191,955
Other non-current liabilities	118,118	116,070

Total liabilities	1,478,995	1,530,554

SHAREHOLDERS’ EQUITY	1,382,280	1,354,420

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$2,861,275	$2,884,974

WARNER CHILCOTT LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(in thousands of U.S. dollars)

(Unaudited)

	Quarter Ended
	Mar-31-08	Mar 31-07
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income / (loss)	$33,658	$(4,502)
Adjustments to reconcile net income / (loss) to net cash provided by operating activities:
Depreciation	2,925	2,354
Amortization of intangible assets	52,613	57,553
Amortization of debt finance costs	1,559	3,193
Stock compensation expense	1,810	1,685
Changes in assets and liabilities:
(Increase) in accounts receivable, prepaid and other assets	(8,614)	(9,791)
(Increase) in inventories	(6,706)	(2,553)
(Decrease)/increase in accounts payable, accrued expenses & other current liabilities	(13,832)	9,705
(Decrease)/increase in income taxes and other, net	(66,095)	407

Net cash (used in) / provided by operating activities	$(2,682)	$58,051

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible assets	(2,900)	(7,200)
Capital expenditures	(6,945)	(3,809)

Net cash (used in) investing activities	$(9,845)	$(11,009)

CASH FLOWS FROM FINANCING ACTIVITIES:
(Repayments) under senior secured credit term loan facility	(2,071)	(62,948)
Other	61	(56)

Net cash (used in) financing activities	(2,010)	(63,004)

Net (decrease) in cash and cash equivalents	$(14,537)	$(15,962)
Cash and cash equivalents, beginning of period	30,776	84,464

Cash and cash equivalents, end of period	$16,239	$68,502

WARNER CHILCOTT LIMITED

Reconciliation of Net Income / (Loss) to Adjusted EBITDA

(In thousands of U.S. dollars)

(Unaudited)

	Quarter Ended
	Mar-31-08	Mar-31-07
RECONCILIATION TO ADJUSTED EBITDA:

Net income / (loss) – GAAP	$33,658	$(4,502)

+ Interest expense, net	24,018	30,944
+ Provision / (benefit) for income taxes	4,017	(1,501)
+ Non-cash share-based compensation expense	1,810	1,685
+ Depreciation	2,925	2,354
+ Amortization of intangible assets	52,613	57,553
+ Litigation settlements	—	7,500

Adjusted EBITDA of WCL, as defined	$119,041	$94,033

+ Expenses of WCL and other	1,801	1,231

Adjusted EBITDA of Warner Chilcott Holdings Company III, Limited., as defined	$120,842	$95,264

Note: Warner Chilcott Holdings Company III, Limited and certain of its subsidiaries are parties to our credit agreement and the indenture governing our Senior Subordinated Notes due 2015. Certain expenses included in Warner Chilcott Limited’s (“WCL”) consolidated operating results are not deducted in arriving at Adjusted EBITDA for Warner Chilcott Holdings Company III, Limited and its subsidiaries.

WARNER CHILCOTT LIMITED

REVENUE BY PRODUCT

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended
	Mar-31-08	Mar-31-07
Oral Contraception (“OC”)
LOESTRIN 24 FE	$46.9	$34.4
FEMCON FE	10.8	5.0
ESTROSTEP FE / TILIA	4.7	22.0
OVCON / ZENCHENT	2.7	4.6

Total OC	65.1	66.0

Hormone therapy (“HT”)
ESTRACE Cream	19.2	15.7
FEMHRT	16.0	13.2
FEMRING	3.5	3.5
Other HT products	2.9	4.0

Total HT	41.6	36.4

Dermatology
DORYX	35.1	26.7
TACLONEX	36.9	29.2
DOVONEX	33.2	41.9

Total Dermatology	105.2	97.8

PMDD
SARAFEM	4.4	9.2

Other product sales
Other	0.2	1.0
Contract manufacturing	7.2	5.7

Total product net sales	223.7	216.1

Other revenue
Royalty revenue	5.8	2.3

Total revenue	$229.5	$218.4

WARNER CHILCOTT LIMITED

SUMMARY OF SG&A EXPENSES

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended
	Mar-31-08	Mar-31-07
Advertising & promotion	$17.2	$31.3
Selling & distribution	23.6	21.7
General, administrative & other	14.4	24.9

Total SG&A	$55.2	$77.9

WARNER CHILCOTT LIMITED

2008 Full Year Financial Guidance

(U.S. dollars in millions, except per share)

	Original Guidance January 2008	Revised Guidance May 2008
Total Revenue (1)	$935 to $945	$935 to $945

Gross margin as a % of revenue	80% to 81%	80% to 81%

SG&A Expenses:
Selling and Distribution	$93 to $96	$93 to $96
A&P	$62 to $65	$57 to $60
G&A	$73 to $76	$73 to $76

Total SG&A Expenses (2)	$228 to $237	$223 to $232

Total R&D	$57 to $60	$57 to $60

Total income tax provision (3)	7.5% to 8% of EBTA	5.5% to 6.5% of EBTA

GAAP Net Income	$118 to $128	$129 to $142

Cash Net Income (“CNI”) (4)	$315 to $325	$326 to $339

CNI per share (4) (5)	$1.25 to $1.30	$1.30 to $1.35

(1)	Revised guidance assumes generic competition for DOVONEX solution and SARAFEM in 2Q08. Guidance does not account for the impact of any future new licensing agreements.
(2)	Total SG&A expense does not include any amount that may be payable in connection with the potential settlement of our outstanding legal actions.
(3)	The total 2008 tax provision is estimated as a % of earnings before taxes and book amortization (“EBTA”).
(4)	A reconciliation of 2008 GAAP net income to CNI adds back the expected after tax impact of amortization of intangibles ($189M) and the expected after tax impact of deferred financing fees ($8M).
(5)	CNI per share is based on 251.0 million fully diluted Class A shares.